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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARK AND SELL CORP.
(Name of small business issuer in its charter)

Nevada	6531
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)

PARK AND SELL CORP. 21 Chaparral Bay SE Calgary, Alberta T2X 3P5 (403) 612-9878 (Address and telephone number of registrant's executive office)

CORPORATION TRUST COMPANY OF NEVADA
6100 Neil Road, Suite 500
Reno, Nevada 89511
(775) 688-3061
(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$6.14

[1]	Estimated solely for purposes of calculating the registration fee under Rule 457(a).

     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

PARK AND SELL CORP.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

     Before this offering, there has been no public market for the common stock. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have the shares of common stock quoted on the Bulletin Board operated by the Financial Industry Regulatory Authority. There is, however, no assurance that the shares will ever be quoted on the Bulletin Board.

     We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. If at least 1,000,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at CIBC Bank in Calgary, Alberta, Canada. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds.

     There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

     Our common stock will be sold on our behalf by our officers and directors. They will not receive any commissions or proceeds from the offering for selling shares on our behalf.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.10	$0.0150	$0.0850
Per Share - Maximum	$0.10	$0.0075	$0.0925
Minimum	$100,000	$15,000	$85,000
Maximum	$200,000	$15,000	$185,000

     The difference between the Aggregate Offering Price and the Proceeds to Us is $15,000. The $15,000 will be paid to unaffiliated third parties for expenses connected with this offering.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

     We are a start-up stage company. We have not started operations. We will not start operations until we have completed this offering. We are a company without revenues or operations, we have minimal assets and have incurred losses since inception. We intend to engage in the business of offering clients a convenient and hassle free approach to selling their vehicles, ATVs, motorcycles campers, RVs and boats privately for a fixed fee.

     Our business office is located at 21 Chaparral Bay SE, Calgary, Alberta, T2X 3P5. Our telephone number is (403) 612-9878. Our registered agent for service of process is the Corporation Trust Company of Nevada, located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our fiscal year end is August 31.

The offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 shares of common stock and a maximum of 2,000,000 shares of common stock, par value $0.00001.
Offering price per share Offering period Net proceeds to us	$ 0.10 270 days $85,000 assuming the minimum number of shares is sold. $185,000 assuming the maximum number of shares is sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, the implementation of our business plan, and working capital.
Number of shares outstanding before the offering Number of shares outstanding after the offering if all of the shares are sold	5,000,000 7,000,000

Selected financial data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of August 31, 2007
(Audited)
Balance Sheet
Total Assets	$4,894
Total Liabilities	$15,509
Stockholders Deficit	$(10,615)

Period from
06-27-2006
(date of inception)
to August 31, 2007
(Audited)
Income Statement
Revenue	$-0-
Total Expenses	$21,215
Net Loss	$(21,215)

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock. All of the material risk factors have been addressed herein.

Risks associated with PARK AND SELL CORP.

     1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any additional money to us, we have to complete this offering to commence operations. If we do not complete this offering, we will not start our operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we will be an ongoing business for the next twelve months. As of the date of this prospectus we have not commenced operations. Because our officers and directors are unwilling to loan or advance any additional capital to us, except to prepare and file reports with the SEC, we will have to complete this offering in order to commence operations.

     2. We lack an operating history and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

     We were incorporated on June 27, 2006, and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $21,215 of which $15,200 is for legal fees, $415 is for filing fees and general office expenses, and $5,600 for rent and management services donated by the President of the Company. Included in the $15,200 legal fees are $15,000 relating to the offering of securities under this registration statement. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	completion of this offering
*	our ability to locate and lease a location to set up our site to display the vehicles, ATVs, motorcycles, campers, RVs and boats for sale
*	our ability to attract clients who will engage our services
*	our ability to generate revenues through the sale of our services

     Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

     3. We do not have any clients and we cannot guarantee we will ever have any. Even if we obtain clients, there is no assurance that we will make a profit.

     We do not have any clients. Even if we obtain clients, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

     4. We are solely dependent upon the funds to be raised in this offering to start our business, the proceeds of which may be insufficient to achieve revenues. We may need to obtain additional financing which may not be available.

     We have not started our business. We need the proceeds from this offering to start our operations. If the minimum of $100,000 is raised, this amount will enable us, after paying the expenses of this offering, to begin the process of engaging in obtaining potential clients wanting to sell their vehicles, ATVs, motorcycles, campers, RVs and boats through the development of our website and the launching of our marketing and advertising campaign.

     5. Because we are small and do not have much capital, we must limit marketing of our services to potential known clients and to potential new clients who we can reach via the internet. As a result, we may not be able to attract enough clients to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

     Because we are small and do not have much capital, we must limit marketing of our services. We will initially generate revenues through the sale of services. Because we will be limiting our marketing activities, we may not be able to attract enough clients to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

     6. Our services are subject to seasonal fluctuations and as a result there may be periods when we suspend operations.

     Seasonal fluctuations in the sale of vehicles, ATVs, motorcycles, campers, RVs and boats will adversely impact revenues and may impede future growth. Historically revenues in this area are strongest in the second and third quarters of the calendar year. Prolonged periods where there is a lack of revenue may cause cutbacks and create challenges for meaningful growth.

     7. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting clients and result in a lack of revenues that may cause us to suspend or cease operations.

     Our officers and directors will only be devoting limited time to our operations. They each will be devoting approximately 20 hours per week or 50% of their time to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

      8. Because we have only two officers and directors who are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

     We have only two officers and directors. They are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

     9. Because we do not maintain any insurance, if a judgment is rendered against us, we may have to cease operations.

     We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party to a lawsuit, we may not have sufficient funds to defend the litigation. In the event that we do not defend the litigation or a judgment is rendered against us, we may have to cease operations.

     11. Because there is no escrow, trust or similar account, your subscription could be seized by creditors or by a trustee in bankruptcy. If that occurs you will lose your investment.

     There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. Only our officers and directors will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within the 180 day period, an additional 90 days if extended by us. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

     12. Because our officers and directors who are also our promoters, will own more than 50% of the outstanding shares after this offering, they will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

     Even if we sell all 2,000,000 shares of common stock in this offering, our officers and directors will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, our officers and directors will be able to elect all of our directors and control our operations, which could decrease the price and marketability of the shares.

     13. Because there is no public trading market for our common stock, you may not be able to resell your stock.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

     14. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

     Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

USE OF PROCEEDS

     Our offering is being made on a self underwritten basis - with a minimum of $75,000. The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000
Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$15,000	$15,000	$15,000
Net proceeds	$85,000	$135,000	$185,000

     Michael Trumper, our President, loaned us the sum of $15,000 to pay for legal, accounting, and other expenses associated with this offering. The amount due Mr. Trumper will not be repaid from the proceeds of this offering, but will only be paid from revenues generated from our operations. The loan is without interest. Mr. Trumper will advance other costs associated with this offering. Only attorney’s fees of $10,000 due Conrad C. Lysiak, our attorney, and auditing fees estimated to be approximately $5,000 due Manning Elliott LLP, our auditors, will be repaid from the proceeds of this offering.

     The net proceeds will be used as follows:

Land lease	$42,000	$42,000	$42,000
Building rent	$12,000	$12,000	$12,000
Salary	$0	$20,000	$24,000
Hardware acquisition	$3,000	$5,000	$8,000
Software acquisition	$3,000	$5,000	$8,000
Utilities	$4,200	$4,200	$4,200
Security	$1,800	$2,400	$2,400

Marketing and advertising	$8,000	$21,000	$39,000
Working capital	$11,000	$23,400	$45,400
Totals	$85,000	$135,000	$185,000

     The above are listed in priority order.

     We intend to lease a one-acre parcel of land and to install a portable office building. The cost per month for the land is estimated to be $3,500 and the cost per month for the portable office building is estimated to be $1,000 per month.

     If we raise at least $150,000, we intend to hire an on-site assistant to run the office and oversee our operations. We have allocated between $1,650 and $2,000 per month for the assistant’s salary.

     We intend to acquire computer equipment and software for record keeping and administer our website. The cost of preparing the website is included in the cost of the software.

     We estimate that the cost of utilities to the one acre parcel to be between $3,200 and $4,200 per year.

     Working capital will be used for the costs related to developing and implementing our business plan. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, and travel.

DETERMINATION OF OFFERING PRICE

     The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to
*	the amount of stock to be retained by our existing stockholders, Michael Trumper and Ryan Lockhart
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

     Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

     As of August 31, 2007, the net tangible book value of our shares of common stock was $(10,615) since the Company’s stockholder’s equity was a deficit of $10,615, and was $(0.002) per share based upon 5,000,000 shares outstanding. Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding as of August 31, 2007, will be $189,385 or approximately $0.027 per share. The net tangible book value of the shares held by our existing stockholders, Michael Trumper and Ryan Lockhart, will be increased by $0.0291 per share without any additional investment on their part. You will incur an immediate dilution of $0.073 per share, from $0.10 per share to $0.027 per share.

     Upon completion of this offering, in the event 1,500,000 shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding as at August 31, 2007 will be $139,385 or approximately $0.0214 per share. The net tangible book value of the shares held by our existing stockholders, Michael Trumper and Ryan Lockhart will be increased by $0.0335 per share without any additional investment on their part. You will incur an immediate dilution of $0.0786 per share, from $0.10 per share to $0.01489 per share.

     Upon completion of this offering, in the event the minimum or 1,000,000 shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding as at August 31, 2007 will be $89,385 or approximately $0.01489 per share. The net tangible book value of the shares held by our existing stockholders, Michael Trumper and Ryan Lockhart, will be increased by $0.01699 per share without any additional investment on their part. You will incur an immediate dilution of $0.0851 per share, from $0.10 per share to $0.01489 per share.

     After completion of this offering, if 2,000,000 shares are sold, the purchasing shareholders will own approximately 28.57% of the total number of shares then outstanding shares for which they will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $5,000, or approximately $0.001 per share.

     After completion of this offering, if 1,500,000 shares are sold, the purchasing shareholders will own approximately 23.08% of the total number of shares then outstanding for which they will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 76.92% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5000.00, or approximately $0.001 per share.

     After completion of this offering, if 1,000,000 shares are sold, the purchasing shareholders will own approximately 16.66% of the total number of shares then outstanding for which they have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.34% of the total number of shares the outstanding for which they have made contributions of cash totaling $5000.00, or approximately $0.001 per share.

     The following table compares the differences of your investment in our shares with the investment of our existing stockholder:

Existing stockholder if all of the shares are sold:

Price per share	$0.10
Net tangible book value per share before offering	$0.0021
Net tangible book value per share after offering	$0.027
Increase to present stockholder in net tangible book value per share after offering	$0.0291
Capital contributions	$5,000
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholder	5,000,000
Percentage of ownership after offering	71.43%

Purchasers of shares in this offering if all shares sold

Price per share	$0.10
Dilution per share	$0.073
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of shares in this offering if 1,500,000 shares sold

Price per share	$0.10
Dilution per share	$0.0786
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.08%

Purchasers of shares in this offering if 1,000,000 of shares sold

Price per share	$0.10
Dilution per share	$0.0851
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.66%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at CIBC Bank in Calgary, Alberta, Canada. Its telephone number is (403) 612-9878. The funds will be maintained in the separate bank until we have sold and received a minimum of $100,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us after we have raised at least $100,000 will immediately used by us. If we do not receive the minimum amount of $100,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 270 day period referred to above. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days;
*	change in the offering price;
*	change in the minimum sales requirement;
*	change to allow sales to affiliates in order to meet the minimum sales requirement;
*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account; and,

     If the changes above occur, any new offering may be made by means of a post-effective amendment.

     We will sell the shares in this offering through our officers and directors, Michael Trumper and Ryan Lockhart. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     3. The person is not at the time of their participation, an associated person of a broker/dealer;  and,

     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

     Neither Michael Trumper nor Ryan Lockhart, are not statutorily disqualified, are not being compensated, and are not associated with broker/dealers. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

     Only after our registration statement is declared effective by the SEC, do we intend to advertise, and hold investment meetings in various states or provinces where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

     We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Washington D.C. and/or outside the United States of America.

Section 15(g) of the Exchange Act

     Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

Regulation M

     We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

     This offering will start on the date of this prospectus and continue for a period of up to 270 days.

Procedures for Subscribing

     If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement

2.	deliver a check or certified funds to us for acceptance or rejection.

     All checks for subscriptions must be made payable to PARK AND SELL CORP. and mailed to Park and Sell Corp., c/o Michael Trumper, President, 21 Chaparral Bay SE, Calgary Alberta, T2X 3P5.

Right to Reject Subscriptions

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

     We were incorporated in the state of Nevada on June 27, 2006. We have not started operations. We have not generated revenues from operations, but must be considered a start-up business. Our statutory registered agent in Nevada is The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our business office is located at 21 Chaparral Bay SE, Calgary, Alberta T2X 3P5. Our telephone number is (403) 612-9878.

     We have no plans to change our planned business activities or to combine with another business, and we are not aware of any events or circumstances that might cause these plans to change.

     We have not started our operations and will not start operations until we raise at least the minimum amount of this offering.

     We have not conducted any market research into the likelihood of success of our operations.

Background

     The business of offering vehicles, ATVs, motorcycles, campers, RVs and boats for sale privately at a fixed fee is relatively unexploited in our market place at the present time. The vast majority of businesses offering a similar service are doing it on a consignment basis or are dealer-based lots where significant mark ups are being added.

Services

     We will be one of the few website driven businesses up and operating offering buyers and sellers the opportunity to search, view, contact, buy and sell privately owned vehicles, ATVs, motorcycles, campers, RVs and boats.

     We are not a consignment dealer or retail lot. All merchandise advertised and displayed on our secure yard is for sale privately by the owners, thus allowing the purchaser to avoid paying the federal Goods and Service Tax (GST). A fixed fee will be charged to the seller of the vehicle for our service.

The Process.

     The first step will be finding, leasing and securing an appropriate lot for setting up the sale yard. Once the lot has been leased, we will place a portable office on the lot, secure the lot and begin promoting our services.

     At the same time as we are search for a location, the website will be developed and in place for use as soon as we are in a position to begin offering the merchandise.

     Marketing to obtain the initial set of vehicles available for sale will include not only the up and running website, but on-site signage. Depending on money raised, daily newspaper and trade publication advertising would be optimal. Obtaining the first batch of vehicles will be crucial to our success.

Our website

     We have already lined up an outside technology provider to develop our website. The IT company we hire will provide the following services and products for the website: disk space, bandwidth, 155 mbit backbone, pop mailboxes, e-mail forwarding, e-mailing analysis, auto responder, front page support, unlimited FTP access and hotmetal/miva script. The foregoing will allow us to promote the use of our services in an attractive fashion, and communicate with our clients on-line.

     Our website will become the virtual business card and portfolio for our company as well as our online “home.” It will showcase the services we will supply and the portfolio of all future customers and the variety of advisory services that we will offer. Currently, we have no customers and there is no assurance we will ever have any customers.

     The website will be a simple, well-designed site that is in keeping with the latest trends in user interface design. A site that is too flashy or tries to use too much of the latest Shockwave or Flash technology can be overdone and cause potential clients to look elsewhere. To those prospective clients that we are targeting, time is valuable and a website that takes too long to load or is difficult to navigate would not appeal to them.

     Other than investigating potential technologies in support of our business purpose and the preparation of our plan of operations, we have had no material business operations since inception on June 27, 2006.

     The Internet is a worldwide medium of interconnected electronic and/or computer networks. Individuals and companies have recently recognized that the communication capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services.

Procedure for Doing Business with Us

     The owner will determine the sales price of the vehicle. He will pay us a fee of $495 to allow his vehicle to be placed on our lot. Photographs of the vehicle will be placed on our website.

     The fee for our service will cover a 90-day period and will be paid up front.

     We will control the keys and show potential buyers our inventory of vehicles.

     Buyers will view the available product on- line from the comfort of their own homes or may view the offerings physically on-site during office hours.

     Buyers have the option of completing a test drive, pre-purchase inspection and a lien search prior to purchasing any inventory from our compound. We will arrange these services at the buyer’s request and expense.

     All inventory is open to offers.

     We write up offer to purchase and collect deposit.

     We complete the bill of sale and collect bank draft made out directly to the seller.

     We deliver the vehicle and contact the seller to confirm that the transaction was completed.

     Seller can pick up bank draft at their convenience or it will be mailed.

Marketing Strategy

     We intend to primarily market the business through the use of signage and our website. We will charge a fee for our service. The fee we will be paid by the seller. The fee will be paid up front and will cover a 90-day period.

     We will offer direct advertising of our services on our website. High profile on-site signage will also be incorporated directing drive-by traffic to the website. In an effort to create greater company awareness, a logo, color scheme etc. will be developed for use on the website, signage and print advertising.

     Other methods of communication will include:

  Regular e-mailings to potential customers with updated company information

  Direct mail brochures and newsletters

  Advertising in various print media publications with a focus on trade magazines.

  Links to other relevant websites in an attempt to lead clients to our website.

  Informal marketing/networking activities such as joining organizations or attending conferences.

  Customer-based marketing will include:

  Emphasizing repeat sales to clients who have used our services

  Additional sales facilitated by links to our website

  Strategic partnerships such as cooperative advertising

Website Marketing Strategy

     Web marketing will start with our known contacts whom we will ask to recommend our site. We will continue the strategy with long-term efforts to develop recognition in professional forums. We intend to attract traffic to our website by a variety of online marketing tactics such as registering with top search engines using selected key words (meta tags) and utilizing link and banner exchange options.

Revenue

     Primarily, we intend to generate revenue from one source:

             Fixed Fee – By charging a fixed fee of $495 per item being offered for sale.

             Additional fees will be added over time for services such as lien searches, private lending, etc.

     We intend to develop and maintain a database of all our clients and interested shoppers in order to continuously build and expand our services.

     There is no assurance that we will be able to interest the public in participating in our services.

     The website will be the primary tool used to launch the service. Not only will it begin the process of informing buyers of what we have available, it will also allow the sellers the opportunity to expose their product quickly to interested parties. Future sellers will be able to assess what their RV or vehicle may be worth on the market and buyers will be able to determine what they can afford and what financing options may be available to them.

Competition

     We face competition from a number of other similar operations plus the more traditional ways of selling a RV or vehicle such as newspaper ads and specific trade publications such as the Auto Trader. We will be at a competitive disadvantage since these businesses are more established within their network. Many of our competitors will have greater existing customer bases, operating histories, technical support, staffing and other resources than we do at this time. There can be no assurances that we will be able to break into this industry offering a new service.

     The used vehicle and RV sale business as it exists now in Canada is highly competitive and is characterized by many options being available to the consumer.

     Competition for business will be based on marketing, personal contacts, services offered, reputation and in some instances, cost.

     We do not currently have a strong competitive position in this market. However, no such service in the Calgary area currently has a stronghold on the market and it may very well be the time to launch such a service. We will have to develop our competitive position. It will be attempted primarily through the promotion and use of the web site. We will advertise in local publications as funds allow and quickly begin to build and strengthen a client base.

Government Regulation

     We are not currently subject to direct federal, state, provincial, or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products.

     We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs. In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in Nevada. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

Insurance

     We do not maintain any insurance relating to our business or operations. Sellers offering their property for sale on our site will be responsible for maintaining the necessary insurance.

Employees

     We are a start-up stage company and currently have no employees, other than our officers and directors. We intend to hire one additional employee if we raise at least $150,000 in our public offering..

Our Office

     Our office is located at 21 Chaparral Bay, SE, Calgary, Alberta, Canada, T2X 3P5. Our phone number is 403-271-5317. The office is located within the home of our President Michael Trumper and will be relocated once a site is obtained and a building set up. We do not pay Mr. Trumper rent. He allows us to use the space on a rent free basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

     We are a start-up stage corporation and have not started operations or generated or realized any revenues from our business operations.

     Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not purchased any contracts or generated any revenues from the development. We believe the technical aspects of our website will be sufficiently developed to use for our operations 90 days from the completion of our offering. We must raise cash from operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months. We will not begin operations until we raise money from this offering.

     To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that once we begin operations we will stay in business after operations have commenced. Further, if we are unable to attract enough clients to utilize our services, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

     If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy. If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy. If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

Plan of Operation

     Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months. We will not be conducting any product research or development. We do not expect to purchase or sell significant equipment. We intend to hire one additional employee provided we raise at least $150,000 in our public offering.

     We intend to accomplish the foregoing through the following milestones which may require us to travel and entertain potential customers. The extent of our marketing program will be based upon the amount of money we raise in this offering. If we raise more than the minimum, we intend to spend more on the quality of the advertisements as well as the volume of advertisements. Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from setting up our office. This milestone is based upon our officers’ and directors’ previous and current work experiences, contacts as well as their life experiences.

     Upon completion of our public offering, our specific goal is to profitably sell our services to individual clients who are in need of finding a trustworthy and hassle free way to sell their used vehicles, ATVs, motorcycles, campers, RVs and boats. We intend to accomplish this through the following milestones:

1.

Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 270 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin operations until we have closed this offering. We intend to concentrate all of our efforts on raising as much capital as we can during this period.

2.

After completing the offering, we will immediately begin our search to find a suitable one- acre lot in a good location on a main artery. A lot of this caliber will cost approximately $3,500 per month. Finding this lot and taking possession of it will take approximately 60 days.

3.

Once the lot is in place, we will immediately begin to establish our office. Sourcing out and positioning a portable office on the site will take between 14 and 21 days at a rental cost of approximately $1,000 per month. Once the office is in place we are counting on an additional 7 to 10 business days to acquire the equipment we need and to set the office up.

We believe the cost to establish our office will be $5,000.

4.	Once the lot is in place and only if we raise at least $150,000 in our public offering, we intend to hire an on-site assistant who will handle our administrative duties at our lot site.

5.

After our office is established and the on-site assistant is in place, we intend to launch our website in an attempt to begin attracting our clients. We believe that it will cost up to $5,000 to have our website initially operational and $3,000 to have our database initially ready to receive information. Both the initial operation of the website and the database in anticipated to be ready within 60 days from the start date. The start date will be once we raise the minimum amount of the offering. As our business grows and our customer base increases we will upgrade both the website and data base. Both upgrades will be ongoing during the life of the business.

6.

As soon as our website is operational, we will begin to further market our services through traditional sources such as signage, trade magazines, newspaper advertising, telephone directories and flyers. We intend to target sellers of used vehicles and RVs who want to avoid the hassle of selling the property on their own. We will also explore using inbound links that connect directly to our website from search engines and community affiliated sites. We believe it will cost a minimum of $8,000 for a marketing campaign. We will initiate this marketing program from revenues generated from our operations. Marketing is an ongoing matter that will continue during the life of our operations. We believe we will concrete results from our marketing campaign within 60 to 90 days of the launch.

     In summary, we should be in full operation and receiving orders within 120 days of completing our offering. We estimate that we will generate revenue 60 to 90 days after beginning operations.

     Until our website is fully operational, we do not believe that clients will use our services to sell their vehicle.

     If we are unable to attract clients to our services, we may have to suspend or cease operations.

     If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything else.

Limited operating history; need for additional capital

     There is no historical financial information about us upon which to base an evaluation of our performance. We are in start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From Inception on June 27, 2006 to August 31, 2007

     During this period we incorporated the company, hired the attorney, and hired the auditor for the preparation of this prospectus. We have prepared an internal business plan. Our loss since inception is $21,215 of which $15,200 is for legal fees, $415 is for filing fees and general office costs, and $5,600 is for rent and services donated by the President of the Company. We have not started our proposed business operations and will not do so until we have completed this offering. We expect to begin operations 100 days after we complete this offering.

     Since inception, we sold 5,000,000 shares of common stock to our officers and directors for $5,000.

Liquidity and capital resources

     As of the date of this registration statement, we have yet to generate any revenues from our business operations.

     We issued 5,000,000 shares of common stock pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. This was accounted for as a sale of common stock.

     As of August 31,2007, our total assets were $4,894 in cash and our total liabilities were $15,509 comprised of a loan from our President to pay for legal, accounting and other expenses associated with the this offering. The amount due Mr. Trumper will not be repaid from the proceeds of this offering. The loan is without interest, unsecured, and due on demand. The agreement with Mr. Trumper. There is no written documentation evidencing the same.

Upon this registration statement being declared effective by the SEC, we will be obligated to pay Mr. Lysiak $10,000. This is in addition to $15,000 we have already paid him. We will pay the balance due Mr. Lysiak from the proceeds of this offering.

MANAGEMENT

Officers and Directors

     Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Michael Trumper	43	president, principal executive officer, treasurer,
21 Chaparral Bay SE		principal financial officer, principal accounting
Calgary, Alberta T2X 3P5		officer and a member of the board of directors.

Ryan Lockhart	33	vice president of technology, secretary and a
225 Tucker Boulevard		member of the board of directors.
Okotoks, AB T1S 2K1

     The persons named above has held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

     Since inception on June 27, 2006, Michael Trumper has been our president, principal executive officer, treasurer, principal financial officer, principal accounting officer, and a member of our board of directors. Since February, 1997, Mr. Trumper has been a User Assistance and Training Developer for Schlumberger Limited. Schlumberger Limited is the world's leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. Mr. Trumper is responsible for developing user assistance and training systems for oil and gas value, risk and production software. In addition to his duties at Schlumberger Limited, Mr. Trumper has been a Business Development Manager at Intaver Institute, since October, 2003. Intaver Institute Inc. is a leading innovator in the field of project management software, offering our clients unique, cost effective software solutions to their project and portfolio management challenges. At Intaver Mr. Trumper is responsible for business development and training for project risk management software. Mr. Trumper holds a Bachelor of Arts degree in Political Science from the University of Victoria. Other than our board of directors, Mr. Trumper has not been a member of the board of directors of any corporations during the last five years.

     Ryan Lockhart has been vice president of technology, secretary, and a member of our board of directors since our inception on June 27, 2006. Since June, 2002 Mr. Lockhart has been a Real Estate Agent at Remax in Calgary specializing in residential properties. Other than our board of directors, Mr. Lockhart has not been a member of the board of directors of any corporations during the last five years.

     During the past five years, Messrs Trumper and Lockhart have not been the subject of the following events:

     1. Any bankruptcy petition filed by or against any business of which Messrs Trumper and Lockhart were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Messrs Trumper’s and Lockhart’s involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

     We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our limited operations, we believe the services of a financial expert are not warranted.

Conflicts of Interest

     The only conflict that we foresee are that our officers and directors will devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us from inception on June 27, 2006 through August 31, 2007, for our officers.

SUMMARY COMPENSATION TABLE

						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary Bonus Awards Awards Compensation					Earnings	sation	Total
Position	Year (US$) (US$)			(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Michael Trumper	2007	0	0	0	0	0	0	0	0
President and Treasurer	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

Ryan Lockhart	2007	0	0	0	0	0	0	0	0
Vice President and	2006	0	0	0	0	0	0	0	0
Secretary	2005	0	0	0	0	0	0	0	0

     We have not paid any salaries in 2007. We will not begin paying salaries until we have adequate funds to do so.

     We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

     The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

     There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

     The following table sets forth the compensation paid by us from inception on June 27, 2006 through August 31, 2007, for each of our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named director.

Director Compensation

Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option Incentive Plan Compensation			All Other
	in Cash	Awards Awards Compensation			Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Michael Trumper	2007	0	0	0	0	0	0

Ryan Lockhart	2007	0	0	0	0	0	0

     Our directors do not receive any compensation for serving as a member of the board of directors.

     There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

     Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

     Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Colorado.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholders listed below have direct ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

			Number of Shares	Percentage of
	Number of	Percentage of	After Offering	Ownership After
	Shares	Ownership	Assuming all of	the Offering
Name and Address	Before the	Before the	the Shares are	Assuming all of the
Beneficial Owner [1]	Offering	Offering	Sold	Shares are Sold

Michael Trumper	2,500,000	50.00%	2,500,000	35.71%
21 Chaparral Bay SE
Calgary, Alberta T2X 3P5

Ryan Lockhart	2,500,000	50.00%	2,500,000	35.71%
225 Tucker Boulevard
Calgary, Alberta T1S 2K1

All officers and directors as	5,000,000	100.00%	5,000,000	71.42%
a group (2 Individuals)

     [1] The persons named above may be deemed to be "parents" and "promoters" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his or her direct and indirect stock holdings. Mr. Trumper and Mr. Lockhart are our only "promoters."

Future sales by existing stockholder

     A total of 5,000,000 shares of common stock were issued to our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

     Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

     There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are two holders of record for our common stock. The record holders are Michael Trumper and Ryan Lockhart our officers and directors who each own 2,500,000 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, the present stockholder will own approximately 71.42% of our outstanding shares.

Cash dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

     Our stock transfer agent for our securities will be Securities Stock Transfer Company, 2591 Dallas Parkway, Suite 102, Frisco Texas 75034. Its telephone number is (972) 963-0001. We will retain Securities Stock Transfer Company if we raise the minimum amount in this offering.

CERTAIN TRANSACTIONS

In June 29, 2006 we issued a total of 2,500,000 shares of restricted common stock to Michael Trumper, one of our officers and directors in consideration of $2,500 and 2,500,000 shares of restricted common stock to Ryan Lockhart, one of our officers and directors in consideration of $2,500.

     Michael Trumper, our president, loaned us the sum of $15,000 to pay for legal, accounting and other expenses associated with this offering. The amount due Mr. Trumper will not be repaid from the proceeds of this offering. The loan is without interest, unsecured, and due on demand. The agreement with Mr. Trumper is oral. There is no written documentation evidencing the same.

     Our office is located at 21 Chaparral Bay, SE, Calgary, Alberta, Canada, T2X 3P5. Our phone number is 403-271-5317. The office is located within the home of our President Michael Trumper and will be relocated once a site is obtained and a building set up. We do not pay Mr. Trumper rent. He allows us to use the space on a rent free basis.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to August 31, 2007, included in this prospectus have been audited by Manning Elliott LLP, Chartered Accountants, 11th Floor – 1050 West Pender Street, Vancouver, British Columbia, Canada V6E 3S7, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has opinion on the validity of the securities being registered. Pursuant to Mr. Lysiak’s letter of engagement, Mr. Lysiak’s fee for representing us is $25,000. $15,000 was paid when we engaged him and $10,000 is due on SEC effectiveness. The $10,000 is not contingent upon the offering being successfully completed, but is due and payable upon SEC effectiveness. Mr. Lysiak will not receive any interest of any kind in Park and Sell Corp. Further, Mr. Lysiak is not a related party or a promoter of Real Estate Referral Center Inc.

FINANCIAL STATEMENTS

     Our fiscal year end is August 31. We will provide audited financial statements to our stockholders on an annual basis; these statements will be audited by a firm of Chartered Accountants.

     Audited financial statements for June 27, 2006 (inception) to August 31, 2007 immediately follow:

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Park and Sell Corp.
(A Development Stage Company)

We have audited the accompanying balance sheets of Park and Sell Corp. (A Development Stage Company) as of August 31, 2007 and 2006, and the related statements of operations, cash flows and stockholders' deficit for the year ended August 31, 2007 and for the period from June 27, 2006 (Date of Inception) to August 31, 2006 and accumulated from June 27, 2006 (Date of Inception) to August 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Park and Sell Corp. (A Development Stage Company) as of August 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended August 31, 2007, the period from June 27, 2006 (Date of Inception) to August 31, 2006, and accumulated from June 27, 2006 (Date of Inception) to August 31, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
October 26, 2007

Park and Sell Corp.
(A Development Stage Company)
Balance Sheets
(Expressed in US dollars)

	August 31,	August 31,
	2007	2006
	$	$
ASSETS

Current Assets
Cash	4,894	–
Total Assets	4,894	–

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Due to related party (Note 3(a))	15,509	15,509
Total Liabilities	15,509	15,509

Commitments (Note 1)

Stockholders’ Deficit

Preferred Stock, 100,000,000 shares authorized, $0.00001 par value	–	–

Common Stock, 100,000,000 shares authorized, $0.00001 par value	50	50

Additional Paid-In Capital	4,950	4,950
Stock Subscriptions Receivable (Note 4)	–	(5,000)
Donated Capital (Notes 3(b) and (c))	5,600	800
Deficit Accumulated During the Development Stage	(21,215)	(16,309)
Total Stockholders’ Deficit	(10,615)	(15,509)
Total Liabilities and Stockholders’ Deficit	4,894	–

(The accompanying notes are an integral part of these financial statements)

Park and Sell Corp.
(A Development Stage Company)
Statements of Operations
(Expressed in US dollars)

			For the Period
			from June 27,
			2006 (Date of
	Accumulated from	For the Year	Inception)
	June 27, 2006	Ended	to
	(Date of Inception)	August 31,	August 31,
	to August 31, 2007	2007	2006
	$	$	$

Revenue	–	–	–

Expenses
Donated services (Notes 3(b) and (c))	5,600	4,800	800
General and administrative	415	106	309
Professional fees	15,200	–	15,200

Total Expenses	21,215	4,906	16,309

Net Loss For the Period	(21,215)	(4,906)	(16,309)

Net Loss Per Share – Basic and Diluted		–	–

Weighted Average Shares Outstanding		5,000,000	5,000,000

(The accompanying notes are an integral part of these financial statements)

Park and Sell Corp.
(A Development Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

			For the Period
			from June 27,
			2006 (Date of
	Accumulated from	For the Year	Inception)
	June 27, 2006	Ended	to
	(Date of Inception)	August 31,	August 31,
	to August 31, 2007	2007	2006
	$	$	$
Operating Activities

Net loss for the period	(21,215)	(4,906)	(16,309)

Adjustments to reconcile net loss to cash

Donated rent	2,800	2,400	400
Donated services	2,800	2,400	400

Net Cash Used In Operating Activities	(15,615)	(106)	(15,509)

Financing Activities

Advances from a related party	15,509	–	15,509
Proceeds from issuance of common stock	5,000	5,000	–

Net Cash Flows Provided By Financing Activities	20,509	5,000	15,509

Increase in Cash	4,894	4,894	–

Cash – Beginning of Period	–	–	–

Cash – End of Period	4,894	4,894	–

Supplemental Disclosures

Interest paid	–	–	–
Income taxes paid	–	–	–

(The accompanying notes are an integral part of these financial statements)

Park and Sell Corp.
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the Period from June 27, 2006 (Date of Inception) to August 31, 2007
(Expressed in US dollars)

	Common Stock
						Deficit
						Accumulated
			Additional	Stock		During the
		Par	Paid-In	Subscription	Donated Development
	Shares	Value	Capital	Receivable	Capital	Stage	Total
	#	$	$	$	$	$	$
Balance - June 27, 2006 (Date of			-			-
Inception)	-	-			-		-
Common stock issued for cash at						-
$0.001 per share	5,000,000	50	4,950	(5,000)	-		-
			-			-
Donated services	-	-		-	800		800
			-
Net loss for the period	-	-		-	-	(16,309)	(16,309)

Balance - August 31, 2006	5,000,000	50	4,950	(5,000)	800	(16,309)	(15,509)
Proceeds received from stock
subscriptions receivable	-	-	-	5,000	-	-	5,000
			-			-
Donated services	-	-		-	4,800		4,800
			-
Net loss for the year	-	-		-	-	(4,906)	(4,906)

Balance - August 31, 2007	5,000,000	50	4,950	-	5,600	(21,215)	(10,615)

(The accompanying notes are an integral part of these financial statements)

Park and Sell Corp.
(A Development Stage Company)
Notes to the Financial Statements
August 31, 2007

1.	Development Stage Company

Park and Sell Corp. (the “Company”) was incorporated in the State of Nevada on June 27, 2006. The Company is a Development Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business is offering clients a convenient and hassle free approach to selling their vehicles, ATVs, motorcycles, RVs and boats privately for a fixed fee.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at August 31, 2007, the Company has never generated any revenues, has a working capital deficit of $10,615 and has accumulated losses of $21,215 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement (“SB-2”) with the United States Securities and Exchange Commission to register a minimum of 1,000,000 shares of common stock and a maximum of 2,000,000 shares of common stock at $0.10 per common stock for minimum proceeds of $100,000 and maximum proceeds of $200,000.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is August 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated expenses, and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Park and Sell Corp.
(A Development Stage Company)
Notes to the Financial Statements
August 31, 2007

2.	Summary of Significant Accounting Policies (continued)

	d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at August 31, 2007 and 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	f)	Financial Instruments

Financial instruments, which include cash, and amounts due to a related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company’s operations are in Canada which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	g)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	h)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	i)	Stock-based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payments”, using the fair value method. The Company also complies with the provisions of FASB Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Park and Sell Corp.
(A Development Stage Company)
Notes to the Financial Statements
August 31, 2007

2.	Summary of Significant Accounting Policies (continued)

	j)	Revenue Recognition

The Company will recognize revenue from contracts in accordance with Securities and Exchange Commission Staff Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Revenue will be recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is provided, and collectibility is assured. The Company has not generated any revenue since inception on June 27, 2006.

	k)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including and amendment of FASB Statement No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending August 31, 2009. The Company is currently evaluating the impact of SFAS No. 159 on its financial statements, and the adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of this statement had no material effect on the Company’s reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” SFAS No. 158 requires employers to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. As such, the Company is required to adopt these provisions effective this fiscal year end. The adoption of this statement has no material effect on the Company’s reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending August 31, 2009. The Company is currently evaluating the impact of SFAS No. 157 on its financial statements, and the adoption of this standard is not expected to have a material effect on the Company’s financial statements.

Park and Sell Corp.
(A Development Stage Company)
Notes to the Financial Statements
August 31, 2007

2.	Summary of Significant Accounting Policies (continued)

	k)	Recent Accounting Pronouncements (continued)

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” “(FIN 48)”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

3.	Related Party Transactions

(a)

As at August 31, 2007, the Company owes the President of the Company $15,509 (2006 - $15,509) for payment of legal fees and administrative expenses. The amount owing is unsecured, non-interest bearing and payable on demand.

(b)

Commencing July 1, 2006, the President of the Company provided management services to the Company having a fair value of $200 per month. During the year ended August 31, 2007, donated services of $2,400 (2006 - $400) was charged to operations and treated as donated capital.

(c)

Commencing July 1, 2006, the President of the Company provided office space to the Company having a fair value of $200 per month. During the year ended August 31, 2007, donated rent of $2,400 (2006 - $400) was charged to operations and treated as donated capital.

(d)	Refer to Note 4.

4.	Common Stock

On June 29, 2006, the Company issued 2,500,000 shares of common stock to the President of the Company and 2,500,000 shares of common stock to a Director of the Company at $0.001 per share for total cash proceeds of $5,000. The proceeds were received on January 19, 2007.

5.	Income Tax

The Company has adopted the provisions of SFAS 109, “Accounting for Income Taxes”. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company has approximately $15,615 of net operating loss carryforwards available to offset taxable income in future years which expire through fiscal 2027. For the years ended August 31, 2007 and 2006, the valuation allowance established against the deferred tax assets increased by $35 and $5,270, respectively.

Park and Sell Corp.
(A Development Stage Company)
Notes to the Financial Statements
August 31, 2007

5.            Income Tax (continued)

The components of the net deferred tax asset at August 31, 2007 and 2006, the statutory tax rate of 35%, the effective tax rate and the amount of the valuation allowance are indicated below:

	August 31,	August 31,
	2007	2006
	$	$
Expected recovery based on statutory rates	1,717	5,708
Permanent differences	(1,680)	(280)
Change in valuation allowance	(37)	(5,428)
Reported income taxes	–	–

	August 31,	August 31,
	2007	2006
	$	$
Deferred tax asset
- Non-capital losses	37	5,428
- Less valuation allowance	(37)	(5,428)
Net deferred tax asset	–	–

The Company has incurred operating losses of approximately $15,615 which, if unutilized, will expire through to 2027. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

		Expiration
		Date of
		Income Tax
		Operating
	Net	Loss Carry
	Loss	Forwards

2006	15,509	2026
2007	106	2027

Total Income Tax Loss Carryforward	$15,615

     Until ___________________, 2008 ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     1. Section 4 of the Articles of Incorporation, filed as Exhibit 3.1 to the Registration Statement.

     2. Article X of the Bylaws, filed as Exhibit 3.2 to the Registration Statement. 3. Nevada Revised Statutes, Chapter 78.

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$6.14
Printing Expenses	1,500.00
Audit/administrative Fees and Expenses	10,000.00
Blue Sky Fees/Expenses	1,200.00
Legal Fees/ Expenses	25,000.00
Escrow fees/Expenses	0.00
Transfer Agent Fees	1,800.00
Miscellaneous Expenses	493.86
TOTAL	$40,000.00

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Michael Trumper	June 29, 2006	2,500,000	$2,500 in cash
21 Chaparral Bay SE
Calgary, Alberta T2X 3P5

Ryan Lockhart	June 29, 2006	2,500,000	$2,500 in cash
225 Tucker Boulevard
Okotoks, AB T1S 2K1

     We issued the foregoing restricted shares of common stock to Michael Trumper and Ryan Lockhart, our officers and directors pursuant to section 4(2) of the Securities Act of 1933. They are sophisticated investors and in possession of all material information relating to us. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 27.     EXHIBITS.

     The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
23.1	Consent of Manning Elliott LLP, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.

ITEM 28.     UNDERTAKINGS.

     We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

	(iii)	To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	For determining any liability under the Securities Act of 1933:

(i)

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post- effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada, on this 9th day of November, 2007.

PARK AND SELL CORP.

BY:  MICHAEL TRUMPER
        Michael Trumper, President, Principal Executive
        Officer, Treasurer, Principal Financial Officer,
        and Principal Accounting Officer

BY:  RYAN LOCKHART
        Ryan Lockhart, Vice President of Operations,
        Secretary

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael Trumper, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

MICHAEL TRUMPER	President, Principal Executive Officer, Treasurer,	November 9, 2007
Michael Trumper	Principal Financial Officer, Principal Accounting
Officer and a member of the Board of Directors

RYAN LOCKHART	Vice President of Operations, Secretary and a	November 9, 2007
Ryan Lockhart	member of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
23.1	Consent of Manning Elliott LLP, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.